Ex. 99.(h)(17)

SECOND AMENDMENT TO PFO/TREASURER SERVICES AGREEMENT

This second amendment (the “Amendment”) to the PFO/Treasurer Services Agreement (the “Agreement”) dated as of September 8, 2010 as amended November 1, 2013, by and among Harding, Loevner Funds, Inc. (“Fund Company”), Harding Loevner LP (“Adviser”) and Foreside Management Services, LLC (“Foreside”) is hereby entered into as of February 1, 2022 (the “Effective Date”).

WHEREAS, the Fund Company and Foreside desire to amend Appendix B to the Agreement.

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	Appendix B to the Agreement is hereby deleted in its entirety and replaced by Appendix B attached hereto which reflects an updated Fees Structure.

2.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3.	All other terms and conditions of the Agreement as amended remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Richard Reiter
Richard Reiter, President

HARDING LOEVNER LP

By:	/s/ Aaron Bellish
Aaron Bellish, Chief Operating Officer

FORESIDE MANAGEMENT SERVICES, LLC

By:	/s/ David M. Whitaker
David M. Whitaker, President

Appendix B

Effective as of 2/1/22

(1)	Fees for the Services

Recurring Fees	Per Year
Fee for the services of the Foreside PFO/Treasurer	$95,000 effective 2/1/22 and $110,000 effective 2/1/23 for the Fund Company, plus $3,000 per Fund

Notes: It is acknowledged that the recurring fee does not provide for unlimited access to the services of the PFO/Treasurer and, in the case of regulatory examinations of the Fund Company that will require an extraordinary level of involvement by the PFO/Treasurer, the parties agree to negotiate in good faith regarding fair compensation to Foreside for such additional services. For such purposes, the parties agree that $200/hour represents a fair assessment of the value of the PFO/Treasurer’s services.

(2)

Out-Of-Pocket and Related Expenses: The Fund Company shall also reimburse Foreside for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)    reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement;

(ii)    reasonable travel expenses incurred in connection with travel requested by the Board; and

(iii)    any other expenses incurred in connection with the provision of the services pursuant to this Agreement.